John St. Wrba
                                                        Assistant Treasurer
                                                             (281) 423-3337

                                                               EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                 NL INDUSTRIES ANNOUNCES TENDER OFFERS FOR NOTES

HOUSTON, TEXAS -- May 20, 1998 -- NL Industries, Inc. (NYSE: NL) announced today that it has commenced offers to purchase on a pro rata basis up to $181.6 million aggregate principal amount of its outstanding 11-3/4% Senior Secured Notes due 2003 and accreted value of its outstanding 13% Senior Secured Discount Notes due 2005 for a cash purchase price equal to (i) in the case of the Senior Notes, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date, and (ii) in the case of the Discount Notes, 100% of the accreted value thereof as of the Purchase Date. As of May 19, 1998, the accreted value of the Discount Notes was 95.05% per $100 principal amount.

The Company is making this "Asset Sale Offer" as set forth in the respective Indentures governing the Senior Notes and the Discount Notes as a result of the sale by the Company's wholly-owned subsidiary, Rheox, Inc. (subsequently named NL Capital Corporation), of its specialty chemical operations. The offer amount of $181.6 million is equal to the Net Cash Proceeds from the Rheox sale less repayments of Senior Debt of the Company permitted under the Indentures and is deemed to be "Excess Specified Non-Collateral Proceeds." Although the Company is entitled to wait up to 300 days after a transaction giving rise to Excess Specified Non-Collateral Proceeds before making an Asset Sale Offer, the Company has elected at this time to make the offers.

The offers will expire at 5:00 p.m., New York City time, on Wednesday, June 17, 1998, unless extended. The offers are conditioned upon NL Capital not having used the offer amount to reinvest in productive assets or to permanently reduce senior debt of the Company or any of its restricted subsidiaries as permitted pursuant to the terms of the Indentures and upon the satisfaction or waiver of the general conditions set forth in the Offers to Purchase dated May 19, 1998. The depositary for the Senior Notes is The Chase Manhattan Bank and the depositary for the Discount Notes is State Street Bank and Trust Company.

The information agent for the offers to purchase is MacKenzie Partners, Inc. The information agent's address is 156 Fifth Avenue, New York, New York 10010 and telephone numbers are (800) 322-2885 (toll free) or (212) 929-5500 (call collect).

The Company is mailing copies of the Offers to Purchase and related letters of transmittal to all registered holders of its Senior Notes and all holders of its Discount Notes. In addition, copies may be obtained from the information agent.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

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